EXHIBIT 9
June 11, 2007
VIA ELECTRONIC MAIL
Highland Capital Management, L.P.
13455 Noel Road, Suite 1300
Two Galleria Tower
Dallas, TX 75240
Attn: Mr. Patrick H. Daugherty
AMENDED AND RESTATED CONFIDENTIAL INFORMATION, STANDSTILL
AND NONDISCLOSURE AGREEMENT
Dear Sir or Madam:
     This letter agreement relates to discussions involving Highland Capital Management, L.P. and its affiliates (“Highland”) (collectively or individually as appropriate, “you” or “your”, involving Delphi Corporation (“Delphi”), a debtor and debtor-in-possession in chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) concerning possible negotiated business arrangements between you and the Company (defined below) in our mutual interest involving the Company in the Chapter 11 Cases in which Highland would be the lead investor (such business arrangement, the “Transaction”). This letter agreement amends and restates the Confidential Information, Standstill and Nondisclosure Agreement, dated May 23, 2007, between Delphi and Highland.
     In connection with your interest in and review of certain matters relating to Delphi and its subsidiaries and affiliates (together with their respective officers, directors, employees, agents, affiliates and other representatives, the “Company”), the Company may furnish to you certain non-public, confidential and/or proprietary information pertaining to the Company which is reasonably necessary in order for you to evaluate a Transaction and which the Company reasonably determines is not competitively sensitive or legally privileged. Such information, in whole or in part, whether written or oral, together with any analyses, summaries, compilations, studies, forecasts, abstracts or documents prepared during the review of the Company by you or your Representatives (as defined below) which contain, are based upon or otherwise reflect such information, is hereinafter referred to as the “Evaluation Material.” The term “Evaluation Material” does not include any information which you demonstrate: (a) previously was available to you on a non-confidential basis or by virtue of your becoming a member, if ever, of an official committee in the Chapter 11 Cases (provided, however, that any information made available to any of you in your capacity as a member of a statutory committee shall be kept confidential as may be required pursuant to agreements between such statutory committee and the Company and any applicable duties and obligations you may have as a member of such committee); (b) was obtained from a third person which, insofar as you know, following reasonable inquiry, is not subject to any prohibition against disclosure; or (c) is or becomes generally available to the public other than as a result of disclosure by you or any of your Representatives in violation of this letter agreement.
     You will use the Evaluation Material solely for the purpose of: (1) considering the Transaction, and (2) to the extent such Transaction is acceptable to the Company, implementation of such Transaction, and you will not use the Evaluation Material for any other business or competitive purpose. Except as required by law, rule or regulation, without the prior written consent of the Company, you will keep the Evaluation Material strictly confidential and will not disclose the Evaluation Material to any person or entity (including any person or entity acting in their capacity as a member of the official or unofficial committee in the Chapter 11 Cases), except that you may disclose the Evaluation Material or portions thereof to (a) those of your directors, officers, partners, employees, agents, financial institutions, attorneys, advisors and accountants (collectively, “Representatives”) who need to know such information for the purpose of evaluating on your behalf a Transaction and who also execute an acknowledgment wherein they agree to be bound by the confidentiality provisions of this letter agreement as if they were parties hereto, (b) entities or persons who you propose as possible co-investors and who are acceptable to the Company (which acceptance may be subject to conditions), and who are bound by a confidentiality agreement with the Company substantially in the form of Exhibit B (each such person or entity, a “Co-Investor”) and (c) parties to that certain Equity Purchase and Commitment Agreement dated as of January 18, 2007, as may be amended and supplemented from time to time (the “EPCA”) that are bound by a confidentiality agreement with the Company, so long as either the EPCA has terminated in accordance with its terms or the Company has provided prior written consent (it being agreed that this letter agreement is not deemed to be such consent). Without the prior written consent of the Company, neither you nor your Representatives will disclose to any person or entity (including any official or unofficial committee in the Chapter 11 Cases) the existence of this letter agreement, the fact that the Evaluation Material has been made available or that discussions between the parties concerning a Transaction are taking place or any term, condition or other fact relating to such business arrangement (except as required by law, rule or regulation and subject to any applicable fiduciary duties as a committee member), provided, however, that you may disclose, (1) on a confidential basis, any term, condition or other fact relating to such business arrangement that does not include Evaluation Material and (2) the existence of this letter agreement, in each case, to the parties set forth in a letter delivered by you to the Company on the date hereof prior to the execution of this letter agreement (each, a “Potential Party”). Except as required by law, rule or

2

regulation, the Company and its Representatives shall not disclose the identity of any Potential Party or Co-Investor. You will be responsible for any breach of this letter agreement by you or any of your Representatives. Prior to the earlier of (i) ninety days after the date hereof, (ii) the date on which the Company files a plan of reorganization in the Chapter 11 Cases (a “Plan of Reorganization”) that does not contemplate and provide for the Transaction, and (iii) the fifth business day following notice by you that the Company has not delivered to you previously-requested information (other than information the Company reasonably determines is competitively sensitive or legally privileged) described in such notice unless either such information is not reasonably necessary in order for you to evaluate a Transaction or prior, to such fifth business day, the Company delivers to you such information (such earlier date, the “Release Date”), unless otherwise agreed to by the Company in writing, you agree, in your individual capacity and not as a committee member, if applicable, to engage (along with your Representatives) in discussions and negotiate exclusively with the Company and its legal and financial advisors with respect to a Transaction; provided, however, that the foregoing shall not apply to discussions and negotiations with any Potential Party or any Co-Investor which would not otherwise be prohibited by this letter agreement.
     Unless otherwise agreed to by the Company, you agree that you shall coordinate and handle all requests and inquiries to the Company from each of the Co-Investors and their representatives, including requests and inquiries regarding the Transaction and the Evaluation Material. In particular, you acknowledge that if a Co-Investor has any request or inquiry that has previously been made to the Company by you or any of your Representatives, and which the Company has addressed with you or any of your Representatives, you or such Representatives shall address such request or inquiry without the Company’s involvement.
     The Company may designate any Evaluation Material in its sole discretion as “Highly Confidential” (the “Highly Confidential Information”). Evaluation Material shall be designated as “Highly Confidential” (a) by placing or affixing the words “Highly Confidential” on each such Evaluation Material, (b) by written notice to you or (c) by virtue of the fact that any such Evaluation Material is otherwise already labeled as “Highly Confidential”. Inadvertent failure to designate materials as “Highly Confidential” at the time of delivery may be remedied at any time thereafter by supplemental written notice (which may be by email) delivered within seven days after the delivery of such materials. Upon such notice, the identified Evaluation Material shall be fully subject to this letter agreement as if such materials had been initially designated as “Highly Confidential”. Unless otherwise agreed to by the Company in writing, Evaluation Material designated as “Highly Confidential” pursuant to this letter agreement shall only be disseminated to and inspected by your legal counsel, your financial advisors or your other advisors each as set forth on Exhibit A hereto, which exhibit may be supplemented by mutual agreement of the parties (such advisors, the “Designated Advisors”), and the Designated Advisors or any other person who receives any Highly Confidential Information shall not reveal or discuss such information, or any information derived therefrom, to or with any person other than a Designated Advisor. Highly Confidential Information, or any information derived

3

therefrom, shall be used by the Designated Advisors solely for the purposes set forth in the first full paragraph on page 2 of this letter agreement.
     All written Evaluation Material shall be transmitted by the Company only to Designated Advisors, provided, however, that if written Evaluation Material is transmitted to you such materials shall continue to be deemed to be Evaluation Material.
     You hereby represent that you have, and will have at all times after the execution of this letter agreement and prior to the Release Date, a “Net Long Position” (as defined below) with respect to the Company. At the Company’s request you agree promptly to provide the Company with reasonable information which supports the initial representation in the prior sentence and your continued compliance with the prior sentence and the next sentence. In addition, subject to the second paragraph following this paragraph prior to the Release Date, you will not sell, dispose of or otherwise transfer any equity or debt securities, equity or fixed income related credit derivatives or other instruments (including put equivalent and call equivalent instruments) issued by, guaranteed by or relating to the Company. With respect to the Company, a “Net Long Position” means that, on an aggregate basis with respect to all equity or debt securities, equity or fixed income related credit derivatives or other instruments (including put equivalent and call equivalent instruments) issued by, guaranteed by or relating to the Company, your portfolio of such securities, derivatives and other instruments would be reasonably likely to gain in value if an event occurred which would be reasonably likely to cause the credit quality of the Company to improve.
     In addition, you hereby represent that you do not have, and will not have at any time after the execution of this letter agreement and prior to the Release Date, a Net Short Position (as defined below) with respect to General Motors Corporation (“GM”). At the Company’s request you agree promptly to provide the Company with reasonable information on a confidential basis which supports your continued compliance with the prior sentence and the next sentence. In addition, prior to the Release Date, you will not sell, dispose of or otherwise transfer any equity or debt securities, equity or fixed income related credit derivatives or other instruments (including put equivalent and call equivalent instruments) issued by, guaranteed by or relating to GM , other than to GM or in connection with a public tender offer for any such securities. A “Net Short Position” with respect to GM means that, on an aggregate basis with respect to all equity or debt securities, equity or fixed income related credit derivatives or other instruments (including put equivalent and call equivalent instruments) issued by, guaranteed by or relating to GM, your portfolio of such securities, derivatives and other instruments would be reasonably likely to gain in value if an event occurred which would be reasonably likely to cause the credit quality of GM to decline.
     In addition, you hereby represent that you are not acting on behalf of any investment partnership, or similar investment fund or other investment vehicle for which

4

Investor serves as investment manager or investment advisor that is registered pursuant to the Investment Company Act of 1940, as amended (an “Investor Registered Fund”), and that you will not share any Evaluation Material with any Investor Registered Fund (or any person acting on such Investor Registered Fund’s behalf). You also hereby represent that you maintain and will continue to maintain after the execution of this letter agreement, policies and procedures reasonably designed to prevent access to and use of Evaluation Material by any Investor Registered Fund (or any person acting on such Investor Registered Fund’s behalf). It is therefore understood and agreed that no Investor Registered Fund is bound by the terms hereof.
     Notwithstanding the foregoing, nothing in this letter agreement shall prohibit Highland from participating in a rights offering or transferring or exercising rights in connection therewith in accordance with applicable law. Notwithstanding anything in this letter agreement to the contrary, nothing in this letter agreement shall be deemed to restrict in any way any transfer, exchange or receipt of any securities or other instruments to or from the Company or in accordance with the consummation of any Plan or Transaction. In the event the EPCA is terminated, this paragraph shall automatically be modified to add the following sentence: “Notwithstanding anything in this agreement to the contrary, nothing in this agreement shall be deemed to restrict any transfer or delivery of any debt or equity securities of the Company in connection with a public tender offer for such securities.”
     In the event that you or any of your Representatives are legally required (by deposition, interrogatories, requests for documents, subpoena, civil investigation demand or similar process) to disclose any of the Evaluation Material, or if you or any of your Representatives are legally required (by deposition, interrogatories, requests for documents, subpoena, civil investigation demand or similar process) to disclose the fact that the Evaluation Material has been made available or that discussions between you, the Co-Investors (if applicable) and the Company are taking place or any other fact relating to a Transaction, you will provide to the extent practicable, the Company with prompt prior written notice of such requirement so that the Company may, at its sole cost, (a) seek a protective order or other appropriate remedy or (b) in its sole discretion, waive compliance with the terms of this letter agreement. If a protective order or other remedy is not obtained within a reasonable period of time, or the Company waives compliance with the terms of this letter agreement, you or your Representatives, as applicable, will disclose only that which you or your Representatives are legally required to disclose or which is necessary to avoid sanction for contempt of court and you or your Representatives, as applicable, will exercise commercially reasonable efforts (which efforts will consist of at least the efforts you undertake in connection with ensuring the confidential treatment of your non-public, confidential and/or proprietary information), at the Company’s cost to ensure confidential treatment of (x) the Evaluation Material, (y) the fact that the Evaluation Material has been made available or that discussions between you, the Co-Investors (if applicable) and the Company are taking place, and (z) any other fact you are prohibited from disclosing pursuant to this letter agreement.

5

     You agree that if you determine that you do not intend to proceed with a Transaction you shall promptly (but in no event later than 24 hours after such a determination is made) notify the Company in writing of such determination (the “Highland Notice”).
     If (i) you do not proceed with a Transaction, (ii) you deliver a Highland Notice, or (iii) if the Company so requests, you will promptly return to the Company all copies (including originals) of the Evaluation Material in your possession or in the possession of your Representatives, and you will promptly destroy all Evaluation Material which constitutes copies (including originals) of any analyses, studies, abstracts or other documents prepared by you or your Representatives or for your or your Representatives’ use, and any such destruction shall be certified in writing to us by a duly authorized Representative of yours. Notwithstanding the return or destruction of Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality hereunder for the period commencing on the date hereof through the first anniversary of the date of the consummation of a plan of reorganization in the Chapter 11 Cases (a “Plan of Reorganization”).
     You understand and agree that except as set forth in written definitive agreements in connection with a Transaction, the Company has not made or is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and nor will the Company or its affiliates or any of their respective officers, directors, employees, agents, affiliates, attorneys, advisors or accountants have any liability to you or any other person or entity relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.
     Notwithstanding anything contained herein, if you ever become a member of an official committee in the Chapter 11 Cases you shall voluntarily recuse yourself with respect to all issues and matters that are considered or discussed by an official committee in the Chapter 11 Cases that is related to (i) you or any Co-Investor, (ii) any proposal made by you or any Co-Investor (either collectively or individually) to or with respect to the Company or (iii) any other related matters.
     For the period commencing on the date hereof through the Release Date (unless the Company is determined by a final order of the Bankruptcy Court to have failed to perform in all material respects all of its obligations hereunder), you will not seek, and will cause each of your affiliates not to, directly or indirectly, knowingly seek, or solicit or induce, or attempt to solicit or induce a third party to seek, or support a third party that may seek or is seeking to shorten or terminate the Company’s exclusive periods (the “Exclusive Periods”) to propose and/or solicit a Plan of Reorganization; provided, however, that if you become a member of an official committee in the Chapter 11 Cases, then in your capacity as a member of such committee, you may participate in committee discussions, committee meetings and committee

6

votes with respect to the foregoing matters consistent with your fiduciary duties as a member of such committee.
     Until the later of the Release Date and the date upon which you are no longer in possession of material, non-public information about the Company (unless the Company is determined by a final order of the Bankruptcy Court to have failed to perform in all material respects all of its obligations hereunder), without the prior written consent of the Company, you will not, and will cause each of your affiliates and Representatives (in their capacity as such) not to, singly or as part of a group, in any manner, directly or indirectly: (i) participate in any solicitation of proxies or become a participant in any election contest with respect to the Company, (ii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to Delphi’s common stock other than in connection with a Transaction, provided, however, that this clause (ii) shall not prohibit you from forming, joining or in any way participating in a “group” (if one is deemed to exist) that solely consists of you and your affiliates as described in the Schedule 13D filed by you and your affiliates and dated December 22, 2006, as subsequently amended prior to the date hereof, to the extent that such “group” (if one is deemed to exist) would not violate that certain trading order issued by the Bankruptcy Court, and (iii) sell, dispose of or otherwise transfer any equity securities of the Company (“Equity Securities”), any debt securities of the Company (“Debt Securities”), or assets of or claims against the Company, or any rights to acquire any Equity Securities, Debt Securities, or assets of or claims against the Company. Notwithstanding the foregoing, nothing in this letter agreement shall prohibit Highland from participating in a rights offering or transferring or exercising rights in connection therewith in accordance with applicable law.
     You agree that money damages would not be a sufficient remedy for any breach of this letter agreement by you or your Representatives and that, in addition to all other remedies, the Company will be entitled to equitable relief, including specific performance and injunctive or other equitable relief, in the event of any breach or threatened breach of any provision of this letter agreement. In the event of litigation relating to this letter agreement, each party shall pay its own expenses.
     You acknowledge and agree that the Company is free to terminate discussions and negotiations with you at any time after the Release Date and for any reason (provided, however, that the Company will not be limited in any way by the terms of this letter agreement in allocating, prioritizing and directing its resources and personnel, including its employees, agents and representatives, to discussions and negotiations with other parties in connection with the Chapter 11 Cases or other matter) and unless and until a written definitive agreement concerning a Transaction has been executed and approved by the Bankruptcy Court, neither the Company nor any of our affiliates or any of our or their respective officers, directors, employees, agents, affiliates, attorneys, advisors or accountants will have any liability to you with respect to any

7

business arrangement, whether by virtue of this letter agreement, any other written or oral expression with respect to any Transaction or otherwise.
     Subject to the second to last sentence of this paragraph, you agree that, upon the Company’s request, you shall inform and update the Company in reasonable detail on the status and substance of your discussions with Potential Parties and/or Co-Investors which relates to (i) any conditions or any material impediments to consummating the Transaction, (ii) the material terms of governance arrangements of the Company after consummation of the Transaction and (iii) any other matters relating to the Transaction that reasonably would be expected to be material to the Company (the items set forth in clauses (i) through (iii) hereof, the “Disclosable Items”). Subject to the second to last sentence of this paragraph, you hereby represent that (i) you have not entered into any material written agreement with any Potential Party with respect to Disclosable Items, and any such written agreement hereafter entered into between you and a Potential Party will be disclosed promptly to the Company and (ii) you are not aware of any material written agreement to which any Potential Party is a party with respect to Disclosable Items, and if you become aware of any such written agreement you will disclose it promptly to the Company. Subject to the second to last sentence of this paragraph, when a person or entity that is not a Potential Party is deemed to be a Co-Investor pursuant to the terms hereof, you will promptly disclose to the Company (i) any material written agreement with respect to Disclosable Items entered into between you and any such Co-Investor and (ii) any material written agreement, to your knowledge, to which any such Co-Investor is a party with respect to Disclosable Items. Notwithstanding anything to the contrary contained in this paragraph and subject to applicable law, the Company and you acknowledge that you shall not be required to inform and update the Company, or disclose the terms of any written agreement involving you and any Co-Investor, with respect to: (i) any improved or enhanced economic terms that you and the Co-Investors may make (including subject to any conditions) in connection with the Transaction, (ii) any bidding strategy (including bidding reserves) in connection with the Transaction and (iii) any other related strategic matters with respect to the Transaction. Highland agrees that if any Co-Investor discloses information to Highland pursuant to any obligation under a “comparable paragraph” to this paragraph pursuant to a Confidential Information, Standstill and Nondisclosure Agreement or any similar agreement with the Company, to the extent required by this letter agreement, Highland shall promptly (but in no event later than 1 business day after such a determination is made) disclose such information to the Company.
     You acknowledge that you and your Representatives may receive material non-public information in connection with your evaluation of any Transaction and you are aware that the United States securities laws impose restrictions on trading in securities when in possession of such information.
     The Company understands that you would prefer not to be in possession of material non-public information at the time a Plan of Reorganization becomes effective. In this

8

regard, the Company will use commercially reasonable efforts to avoid providing you with information that the Company expects is likely to be material non-public information as of the effective date of such a Plan of Reorganization (the “Information Deadline”) and you shall follow appropriate procedures to screen information the Company provides to you to avoid being in possession or having knowledge of material non-public information as of the Information Deadline. If, however, you believe that you are in possession of material non-public information as of the Information Deadline, you may request the Company to make appropriate public disclosure such that the information would no longer be non-public, and the Company will make such public disclosure if the Company reasonably determines that such public disclosure would be in the best interests of the Company and its constituents. Notwithstanding anything herein to the contrary, in the event (1) the Company agrees to modify the Information Deadline (or comparable term or provision) in a confidentiality agreement among the Company, Appaloosa Management L.P. and Harbinger Capital Partners Master Fund I, Ltd., to a date that is earlier than the date a Plan of Reorganization is declared effective (an “Earlier Information Deadline”), the Company shall notify Highland, in writing, and the Information Deadline set forth in this letter agreement shall automatically be modified to be the date of the Earlier Information Deadline or (2) the EPCA is terminated, the Information Deadline set forth herein shall automatically be modified to be the earlier of the (a) date a disclosure statement is approved by the Bankruptcy Court or (b) the Information Deadline (or comparable term or provision) set forth in any confidentiality agreement among the Company and any potential investor including, but not limited to, any party to the EPCA.
     If information subject to a claim of attorney-client privilege, work product doctrine or any other ground on which production of such information should not be made is nevertheless inadvertently produced by the Company to you or your Representatives, such production shall in no way prejudice or otherwise constitute a waiver of, or estoppel as to, any claim of privilege, work product or other ground for withholding production to which the Company would otherwise be entitled. If a claim of inadvertent production is made pursuant to this paragraph with respect to information then in the custody of you or your Representatives, then you or your Representatives, as the case may be, shall, upon request, promptly return to the Company that material (including all copies thereof) as to which the claim of inadvertent production has been made, and you and your Representatives shall not further use such information for any purpose.
     Except for the Company’s obligation to maintain the identity of the Potential Parties on a confidential basis, this letter agreement is solely for the benefit of the Company and its respective successors and assigns. The rights of the Company under this letter agreement may be assigned in whole or in part to any purchaser of the Company or any substantial part thereof, which purchaser shall be entitled to enforce this letter agreement to the same extent and in the same manner as the Company is entitled to enforce this letter agreement.

9

     No failure or delay by the Company in the exercise of any right, power or privilege hereunder will operate as a waiver thereof. This letter agreement can only be modified or waived in writing.
     Notices required or permitted by this letter agreement shall be given by certified mail, return receipt requested, overnight courier service or facsimile to the following notice addresses:

A.	For the Company:

David M. Sherbin, Esq.
Vice President, General Counsel
and Chief Compliance Officer
Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098-2815
Telephone: (248) 813-2000
Facsimile: (248) 813-2670

with a copy to:

John Wm. Butler, Jr., Esq.
Skadden, Arps, Slate,
Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606-1285, Suite 2100
Telephone: (312) 407-0700
Facsimile: (312) 407-0411

B.	For Highland:

Patrick H. Daugherty
Highland Capital Management, L.P.
13455 Noel Road, Suite 800
Two Galleria Tower
Dallas, TX 75240
Telephone: (972) 628-4100
Facsimile: (972) 628-4142

with a copy to:

Lenard M. Parkins, Esq.
Haynes and Boone, LLP

10

1221 McKinney, Suite 2100
Houston, TX 77010
Telephone: (713) 547-2008
Facsimile: (713) 236-5405

Janice V. Sharry, Esq.
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, TX 75202
Telephone: (214) 651-5562
Facsimile: (214) 200-0676
     Any proceeding relating to this letter agreement shall be brought in the Bankruptcy Court during the pendency of the Chapter 11 Cases and thereafter in a federal or state court of New York. You and the Company hereby consent to personal jurisdiction in any such action and to service of process by mail, and waive any objection to venue in any such court. This letter shall be governed by the internal laws of the State of New York and shall inure to the benefit of and be binding upon the Company and you and our respective affiliates, successors and assigns, including any successor to the Company or you or substantially all of the Company’s or your assets or business.

11

     Please acknowledge your acceptance of the terms and conditions stated herein by signing and returning this letter agreement to the Company.

DELPHI CORPORATION

/s/ Illegible

Name:
Title:

ACCEPTED AND AGREED:
HIGHLAND CAPITAL MANAGEMENT, L.P.
By: Strand Advisors, Inc., its General Partner

/s/ Patrick H. Daugherty
Name:Patrick H. Daugherty
Title: Secretary

12

EXHIBIT A
1.	Haynes and Boone, LLP.

2.	Peter Pestillo, who is acting as a consultant to Highland on various industry related issues.

3.	Loughlin Meghji and Company, who are acting as a consultant to Highland on various industry related issues.

EXHIBIT B
ATTACHED

EXHIBIT B
June [__], 2007
VIA ELECTRONIC MAIL
[Name of Investor]
[Address]
[City, State Zip]
Attn: [            ]
CONFIDENTIAL INFORMATION, STANDSTILL
AND NONDISCLOSURE AGREEMENT
Dear Sir or Madam:
     This letter agreement relates to discussions involving [            ] and its affiliates (“Investor”) (collectively or individually as appropriate, “you” or “your”), involving Delphi Corporation (“Delphi”), a debtor and debtor-in-possession in chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) concerning possible negotiated business arrangements among you, Highland Capital Management Corporation, L.P. and its affiliates (“Highland”) and the Company (defined below) in our mutual interest involving the Company in the Chapter 11 Cases in which Highland would be the lead investor (such business arrangement, the “Transaction”). It is hereby understood that, unless otherwise determined by the Company, you will only contact the Company through Highland in connection with matters set forth in this letter agreement. In connection with your and Highland’ interest in and review of certain matters relating to Delphi and its subsidiaries and affiliates (together with their respective officers, directors, employees, agents, affiliates and other representatives, the “Company”), the Company may furnish to you directly or indirectly through Highland, you or your respective Representatives (as defined below) certain non-public, confidential and/or proprietary information pertaining to the Company which is reasonably necessary in order for you to evaluate a Transaction and which the Company reasonably determines is not competitively sensitive or legally privileged. Such information, in whole or in part, whether written or oral, together with any analyses, summaries, compilations, studies, forecasts, abstracts or documents prepared during the review of the Company by Highland, you or your respective Representatives (as defined below) which contain, are based upon or otherwise reflect such information, is hereinafter referred to as the “Evaluation Material.” The term “Evaluation Material” does not include any information which you demonstrate: (a) previously was available to you on a non-confidential basis or by virtue of your becoming a member, if ever, of an official committee in the Chapter 11 Cases (provided, however, that any information made available to any of you in your capacity as a member of a statutory committee shall be kept confidential as may be required pursuant to agreements between such statutory committee and the Company and any applicable duties and obligations you may have as a member of such committee); (b) was obtained from a third person which, insofar as you know, following reasonable inquiry, is not subject to any prohibition against disclosure; or (c) is or becomes generally available to the public other than as a result of disclosure by you or any of your Representatives in violation of this letter agreement.
     You will use the Evaluation Material solely for the purpose of: (1) considering the Transaction, and (2) to the extent such Transaction is acceptable to the Company, implementation of such Transaction, and you will not use the Evaluation Material for any other business or competitive purpose. Except as required by law, rule or regulation, without the prior written consent of the Company, you will keep the Evaluation Material strictly confidential and will not disclose the Evaluation Material to any person or entity (including any person or entity acting in their capacity as a member of the official or unofficial committee in the Chapter 11 Cases), except that you may disclose the Evaluation Material or portions thereof to (a) those of your directors, officers, partners, employees, agents, financial institutions, attorneys, advisors and accountants (collectively, “Representatives”) who need to know such information for the purpose of evaluating on your behalf a Transaction and who also execute an acknowledgment wherein they agree to be bound by the confidentiality provisions of this letter agreement as if they were parties hereto, (b) Highland and (c) any Co-Investor (as such term is defined in the letter agreement dated as of June 11, 2007 between the Company and Highland, which is attached hereto as Exhibit B without the exhibits thereto (the “Highland NDA”)) (each such person or entity, a “Co-Investor”), provided, however, with respect to substantive matters regarding the Transaction only (i) in the presence of Highland or (ii) so long as Highland is informed on a reasonably prompt basis. Without the prior written consent of the Company, neither you nor your Representatives will disclose to any person or entity (including any official or unofficial committee in the Chapter 11 Cases) the existence of this letter agreement, the fact that the Evaluation Material has been made available or that discussions between you, Highland and/or the Company concerning a Transaction are taking place or any term, condition or other fact relating to such business arrangement (except as required by law, rule or regulation and subject to any applicable fiduciary duties as a committee member), provided, however, that you may disclose to Highland and, only so long as Highland is informed on a reasonably prompt basis, any Co-Investor, (1) on a confidential basis, any term, condition or other fact relating to such business arrangement that does not include Evaluation Material and (2) the existence of this letter agreement. You will be responsible for any breach of this letter agreement by you or any of your Representatives. Prior to the Release Date (as such term is defined in the Highland NDA and as such term may be amended and supplemented from time to time), (the “Highland Release Date”), unless otherwise agreed to by the Company in writing, you agree, in your individual capacity and not as a committee member, if ever applicable, to engage (along with your Representatives) in discussions and negotiate exclusively through Highland with the Company and its legal and financial advisors with respect to a Transaction.

     Unless otherwise agreed to by the Company, you agree that Highland shall coordinate and handle all requests and inquiries to the Company from you and your Representatives, including requests and inquiries regarding the Transaction and the Evaluation Material. In particular, you acknowledge that if you have any request or inquiry that has previously been made to the Company by Highland or any of Highland’ directors, officers, partners, employees, agents, financial institutions, attorneys, advisors and accountants (the “Highland Representatives”, it being agreed that references herein to “respective Representatives” shall be deemed to be references to your Representatives and the Highland Representatives), and which the Company has addressed with Highland or the Highland Representatives, Highland or the Highland Representatives shall address such request or inquiry without the Company’s involvement.
     The Company may designate any Evaluation Material in its sole discretion as “Highly Confidential” (the “Highly Confidential Information”). Evaluation Material shall be designated as “Highly Confidential” (a) by placing or affixing the words “Highly Confidential” on each such Evaluation Material, (b) by written notice to you or Highland or (c) by virtue of the fact that any such Evaluation Material is otherwise already labeled as “Highly Confidential”. Inadvertent failure to designate materials as “Highly Confidential” at the time of delivery may be remedied at any time thereafter by supplemental written notice (which may be by email) delivered within seven days after the delivery of such materials. Upon such notice, the identified Evaluation Material shall be fully subject to this letter agreement as if such materials had been initially designated as “Highly Confidential”. Unless otherwise agreed to by the Company in writing, Evaluation Material designated as “Highly Confidential” pursuant to this letter agreement shall only be disseminated to and inspected by (a) the Designated Advisors (as defined in the Highland NDA) and (b) your legal counsel, your financial advisors or your other advisors each as set forth on Exhibit A hereto which exhibit may be supplemented by mutual agreement of the parties (collectively, the advisors in clauses (a) and (b), the “Permitted Advisors”), and the Permitted Advisors or any other person who receives any Highly Confidential Information shall not reveal or discuss such information, or any information derived therefrom, to or with any person other than a Permitted Advisor. Highly Confidential Information, or any information derived therefrom, shall be used by the Permitted Advisors solely for the purposes set forth in the first full paragraph on page 2 of this letter agreement.
     All written Evaluation Material shall be transmitted by the Company only to Designated Advisors, provided, however, that if written Evaluation Material is transmitted to you such materials shall continue to be deemed to be Evaluation Material.
     You hereby represent that you have, and will have at all times after the execution of this letter agreement and prior to the Highland Release Date, a “Net Long Position” (as defined below) with respect to the Company. At the Company’s request you agree promptly to provide the Company with reasonable information which supports the initial representation in the prior sentence and your continued compliance with the prior sentence and the next sentence. In addition, subject to the second paragraph following this paragraph prior to the Highland Release Date, you will not sell, dispose of or otherwise transfer any equity or debt securities, equity or fixed income related credit derivatives or other instruments (including put equivalent and call equivalent instruments) issued by, guaranteed by or relating to the Company. With respect to the Company, a “Net Long Position” means that, on an aggregate basis with respect to all equity or debt securities, equity or fixed income related credit derivatives or other instruments (including put equivalent and call equivalent instruments) issued by, guaranteed by or relating to the Company, your portfolio of such securities, derivatives and other instruments would be reasonably likely to gain in value if an event occurred which would be reasonably likely to cause the credit quality of the Company to improve.
     In addition, you hereby represent that you do not have, and will not have at any time after the execution of this letter agreement and prior to the Highland Release Date, a Net Short Position (as defined below) with respect to General Motors Corporation (“GM”). At the Company’s request you agree promptly to provide the Company with reasonable information on a confidential basis which supports your continued compliance with the prior sentence and the next sentence. In addition, prior to the Highland Release Date, you will not sell, dispose of or otherwise transfer any equity or debt securities, equity or fixed income related credit derivatives or other instruments (including put equivalent and call equivalent instruments) issued by, guaranteed by or relating to GM , other than to GM or in connection with a public tender offer for any such securities. A “Net Short Position” with respect to GM means that, on an aggregate basis with respect to all equity or debt securities, equity or fixed income related credit derivatives or other instruments (including put equivalent and call equivalent instruments) issued by, guaranteed by or relating to GM, your portfolio of such securities, derivatives and other instruments would be reasonably likely to gain in value if an event occurred which would be reasonably likely to cause the credit quality of GM to decline.
     Notwithstanding the foregoing, nothing in this letter agreement shall prohibit the Investor from participating in a rights offering or transferring or exercising rights in connection therewith in accordance with applicable law. Notwithstanding anything in this letter agreement to the contrary, nothing in this letter agreement shall be deemed to restrict in any way any transfer, exchange or receipt of any securities or other instruments to or from the Company or in accordance with the consummation of any Plan or Transaction. In the event the EPCA is terminated, this paragraph shall automatically be modified to add the following sentence: “Notwithstanding anything in this agreement to the contrary, nothing in this agreement shall be deemed to restrict any transfer or delivery of any debt or equity securities of the Company in connection with a public tender offer for such securities.”
     In the event that you or any of your Representatives are legally required (by deposition, interrogatories, requests for documents, subpoena, civil investigation demand or similar process) to disclose any of the Evaluation Material, or if you or any of your Representatives are legally required (by deposition, interrogatories, requests for documents, subpoena, civil investigation demand or similar process) to disclose the fact that the Evaluation Material has been made available or that discussions between you, Highland, the Co-Investors (if applicable) and the Company are taking place or any other fact relating to a Transaction, you will provide to the extent practicable, the Company with prompt prior written notice of such requirement so that the Company may, at its sole cost, (a) seek a protective order or other appropriate remedy or (b) in its sole discretion, waive compliance with the terms of this letter agreement. If a protective order or other remedy is not obtained within a reasonable period of time, or the Company waives compliance with the terms of this letter agreement, you or your Representatives, as applicable, will disclose only that which you or your Representatives are legally required to disclose or which is necessary to avoid sanction for contempt of court and you or your Representatives, as applicable, will exercise commercially reasonable efforts (which efforts will consist of at least the efforts you undertake in connection with ensuring the confidential treatment of your non-public, confidential and/or proprietary information), at the Company’s cost to ensure confidential treatment of (x) the Evaluation Material, (y) the fact that the Evaluation Material has been made available or that discussions between you, Highland, the Co-Investors (if applicable) and the Company are taking place, and (z) any other fact you are prohibited from disclosing pursuant to this letter agreement.
     You agree that if you determine that you do not intend to proceed with a Transaction you shall promptly (but in no event later than 24 hours after such a determination is made) notify the Company in writing of such determination (the “Investor Notice”).
     If (i) Highland does not proceed with a Transaction, (ii) Highland delivers a Highland Notice (as such term is defined in the Highland NDA) which the Company subsequently provides to you, (iii) you do not proceed with a Transaction, (iv) you deliver an Investor Notice or (v) if the Company so requests, you will promptly return to the Company all copies (including originals) of the Evaluation Material in your possession or in the possession of your Representatives, and you will promptly destroy all Evaluation Material which constitutes copies (including originals) of any analyses, studies, abstracts or other documents prepared by you or your Representatives or for your or your Representatives’ use, and any such destruction shall be certified in writing to us by a duly authorized Representative of yours. Notwithstanding the return or destruction of Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality hereunder for the period commencing on the date hereof through the first anniversary of the date of the consummation of a plan of reorganization in the Chapter 11 Cases (a “Plan of Reorganization”).
     You understand and agree that except as set forth in written definitive agreements in connection with a Transaction, neither the Company, nor Highland has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and neither the Company, Highland nor any of their respective affiliates or any of their respective officers, directors, employees, agents, affiliates, attorneys, advisors or accountants have any liability to you or any other person or entity relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.
     Notwithstanding anything contained herein, if you ever become a member of an official committee in the Chapter 11 Cases you shall voluntarily recuse yourself with respect to all issues and matters that are considered or discussed by an official committee in the Chapter 11 Cases that is related to (i) Highland, you or any Co-Investor, (ii) any proposal made by Highland, you or any Co-Investor (either collectively or individually) to or with respect to the Company or (iii) any other related matters.
     For the period commencing on the date hereof through the Highland Release Date (unless the Company is determined by a final order of the Bankruptcy Court to have failed to perform in all material respects all of its obligations hereunder), you will not seek, and will cause each of your affiliates not to, directly or indirectly, knowingly seek, or solicit or induce, or attempt to solicit or induce a third party to seek, or support a third party that may seek or is seeking to shorten or terminate the Company’s exclusive periods (the “Exclusive Periods”) to propose and/or solicit a Plan of Reorganization; provided, however, that if you become a member of an official committee in the Chapter 11 Cases, then in your capacity as a member of such committee you may participate in committee discussions, committee meetings and committee votes with respect to the foregoing matters consistent with your fiduciary duties as a member of such committee.
     Until the later of the Highland Release Date and the date upon which you are no longer in possession of material, non-public information about the Company (unless the Company is determined by a final order of the Bankruptcy Court to have failed to perform in all material respects all of its obligations hereunder), without the prior written consent of the Company, you will not, and will cause each of your affiliates and Representatives (in their capacity as such) not to, singly or as part of a group, in any manner, directly or indirectly: (i) participate in any solicitation of proxies or become a participant in any election contest with respect to the Company; (ii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to Delphi’s common stock other than in connection with a Transaction; and (iii) sell, dispose of or otherwise transfer any equity securities of the Company (“Equity Securities”), any debt securities of the Company (“Debt Securities”), or assets of or claims against the Company, or any rights to acquire any Equity Securities, Debt Securities, or assets of or claims against the Company.
     Notwithstanding the foregoing, nothing in this letter agreement shall prohibit the Investor from participating in a rights offering or transferring or exercising rights in connection therewith in accordance with applicable law.
     You agree that money damages would not be a sufficient remedy for any breach of this letter agreement by you or your Representatives and that, in addition to all other remedies, the Company will be entitled to equitable relief, including specific performance and injunctive or other equitable relief, in the event of any breach or threatened breach of any provision of this letter agreement. In the event of litigation relating to this letter agreement, each party shall pay its own expenses.
     You acknowledge and agree that the Company is free to terminate discussions and negotiations with you and/or Highland at any time after the Highland Release Date and for any reason (provided, however, that the Company will not be limited in any way by the terms of this letter agreement in allocating, prioritizing and directing its resources and personnel, including its employees, agents and representatives, to discussions and negotiations with other parties in connection with the Chapter 11 Cases or other matter) and unless and until a written definitive agreement concerning a Transaction has been executed and approved by the Bankruptcy Court, neither the Company nor any of our affiliates or any of our or their respective officers, directors, employees, agents, affiliates, attorneys, advisors or accountants will have any liability to you with respect to any business arrangement, whether by virtue of this letter agreement, any other written or oral expression with respect to any Transaction or otherwise.
     Subject to the second to last sentence of this paragraph, you acknowledge that, upon the Company’s request, Highland has agreed in the Highland NDA to inform and update the Company in reasonable detail on the status and substance of your discussions with Highland or Co-Investors which relates to (i) any conditions or any material impediments to consummating the Transaction, (ii) the material terms of governance arrangements of the Company after consummation of the Transaction and (iii) any other matters relating to the Transaction that reasonably would be expected to be material to the Company (the items set forth in clauses (i) through (iii) hereof, the “Disclosable Items”). Subject to the second to last sentence of this paragraph, you hereby represent that you have not entered into any material written agreement with Highland or any Co-Investor with respect to Disclosable Items, and any such written agreement hereafter entered into between you and either Highland or a Co-Investor will be disclosed promptly to Highland (so that Highland can make such disclosure to the Company as required by the Highland NDA). Subject to the second to last sentence of this paragraph, when you become aware that a person or entity is deemed to be a Co-Investor pursuant to the terms hereof, you will promptly disclose to Highland (so that Highland can make such disclosure to the Company as required by the Highland NDA) (i) any such material written agreement with respect to Disclosable Items entered into between you and any such Co-Investor and (ii) any material written agreement, to your knowledge, to which any such Co-Investor is a party with respect to Disclosable Items. Notwithstanding anything to the contrary contained in this paragraph and subject to applicable law, the Company and you acknowledge that neither you nor Highland shall be required to inform and update the Company, or disclose the terms of any written agreement involving you and Highland or you and any Co-Investor, with respect to: (i) any improved or enhanced economic terms that Highland, you and any Co-Investor may make (including subject to any conditions) in connection with the Transaction, (ii) any bidding strategy (including bidding reserves) in connection with the Transaction and (iii) any other related strategic matters with respect to the Transaction. The parties agree that this paragraph is the paragraph that is referred to as the “comparable paragraph” in the Highland NDA.
     You acknowledge that Highland, you and your respective Representatives may receive material non-public information in connection with your evaluation of any Transaction and you are aware that the United States securities laws impose restrictions on trading in securities when in possession of such information.
     The Company understands that you would prefer not to be in possession of material non-public information at the time a Plan of Reorganization becomes effective. In this regard, the Company will use commercially reasonable efforts to avoid providing you with information that the Company expects is likely to be material non-public information as of the effective date of such a Plan of Reorganization (the “Information Deadline”) and you shall follow appropriate procedures to screen information the Company provides to you to avoid being in possession or having knowledge of material non-public information as of the Information Deadline. If, however, you believe that you are in possession of material non-public information as of the Information Deadline, you may request that Highland request the Company to make appropriate public disclosure such that the information would no longer be non-public, and the Company will make such public disclosure if the Company reasonably determines that such public disclosure would be in the best interests of the Company and its constituents. Notwithstanding anything herein to the contrary, in the event (1) the Company agrees to modify the Information Deadline (or comparable term or provision) in a confidentiality agreement among the Company, Appaloosa Management L.P. and Harbinger Capital Partners Master Fund I, Ltd., to a date that is earlier than the date a Plan of Reorganization is declared effective (an “Earlier Information Deadline”), the Company shall notify you, in writing, and the Information Deadline set forth in this letter agreement shall automatically be modified to be the date of the Earlier Information Deadline or (2) the EPCA is terminated, the Information Deadline set forth herein shall automatically be modified to be the earlier of the (a) date a disclosure statement is approved by the Bankruptcy Court or (b) the Information Deadline (or comparable term or provision) set forth in any confidentiality agreement among the Company and any potential investor including, but not limited to, any party to the EPCA.
     If information subject to a claim of attorney-client privilege, work product doctrine or any other ground on which production of such information should not be made is nevertheless inadvertently produced by the Company to Highland, you or your respective Representatives, such production shall in no way prejudice or otherwise constitute a waiver of, or estoppel as to, any claim of privilege, work product or other ground for withholding production to which the Company would otherwise be entitled. If a claim of inadvertent production is made pursuant to this paragraph with respect to information then in the custody of Highland, you or your respective Representatives, then Highland, you or your respective Representatives, as the case may be, shall, upon request, promptly return to the Company that material (including all copies thereof) as to which the claim of inadvertent production has been made, and Highland, you and your respective Representatives shall not further use such information for any purpose.
     This letter agreement is solely for the benefit of the Company and its respective successors and assigns. The rights of the Company under this letter agreement may be assigned in whole or in part to any purchaser of the Company or any substantial part thereof, which purchaser shall be entitled to enforce this letter agreement to the same extent and in the same manner as the Company is entitled to enforce this letter agreement.
     No failure or delay by the Company in the exercise of any right, power or privilege hereunder will operate as a waiver thereof. This letter agreement can only be modified or waived in writing.

     Notices required or permitted by this letter agreement shall be given by certified mail, return receipt requested, overnight courier service or facsimile to the following notice addresses:
A.	For the Company:

David M. Sherbin, Esq. Vice President, General Counsel and Chief Compliance Officer Delphi Corporation 5725 Delphi Drive Troy, Michigan 48098-2815 Telephone: (248) 813-2000 Facsimile: (248) 813-2670

with a copy to:

John Wm. Butler, Jr., Esq. Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, IL 60606-1285, Suite 2100 Telephone: (312) 407-0700 Facsimile: (312) 407-0411

B.	For Investor:

[Name] [Address] [City, State Zip]

Attn: [ ] Telephone: [ ] Facsimile: [ ] E-mail: [ ]

with a copy to:

[Name] [Law Firm] [Address] [City, State Zip] Telephone: [ ] Facsimile: [ ]

     Any proceeding relating to this letter agreement shall be brought in the Bankruptcy Court during the pendency of the Chapter 11 Cases and thereafter in a federal or state court of New York. You and the Company hereby consent to personal jurisdiction in any such action and to service of process by mail, and waive any objection to venue in any such court. This letter shall be governed by the internal laws of the State of New York and shall inure to the benefit of and be binding upon the Company and you and our respective affiliates, successors and assigns, including any successor to the Company or you or substantially all of the Company’s or your assets or business.

     Please acknowledge your acceptance of the terms and conditions stated herein by signing and returning this letter agreement to the Company.

DELPHI CORPORATION

By:	John D. Sheehan
Its:	Vice President and Chief Restructuring Officer
ACCEPTED AND AGREED:

Name:
Title:

EXHIBIT A
[TO COME]

EXHIBIT B
ATTACHED